EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemung Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 33-104663) of Chemung Financial Corporation relating to the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan, of our reports dated March 3, 2006, relating to the consolidated balance sheets of Chemung Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended on December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Chemung Financial Corporation.

/s/ KPMG LLP_____
Albany, New York

March 13, 2006